THIRD AMENDMENT TO LEASE

1. PARTIES

1.1 THIS AGREEMENT made the 1 day of November, 2006 is by and between MACK-CALI HOLMDEL L.L.C. (hereinafter "Lessor") whose address is c/o Mack-Cali Realty Corporation, ~~11 Commerce Drive, Cranford, New Jersey 07016~~ 343 Thornall Street P.O. Box 7817 - Edison, NJ 08818-7817 and VONAGE AMERICA, INC. (hereinafter "Lessee") whose address is 23 Main Street, Holmdel, New Jersey 07733.

2. STATEMENT OF FACTS

2.1 Lessor's predecessor-in-interest, 23 Main Street Holmdel Associates LLC, and Lessee's predecessor-in-interest, Vonage USA, Inc., entered into a Lease dated March 24, 2005, as amended by First Amendment to Lease dated September 27, 2005 and Second Amendment to Lease dated April 7, 2006 (collectively, the "Lease") setting forth the terms of occupancy by Lessee of approximately 350,000 rentable square feet (hereinafter "Premises") at 23 Main Street, Holmdel, New Jersey (hereinafter "Building"); and

2.2 The parties have agreed to the final schedule of Fixed Basic Rent payable by Lessee under the Lease; and

2.3 Lessee desires to assume Lessor's obligations to maintain and repair the Premises; and

2.4 Lessor and Lessee desire to amend certain terms of the Lease as more fully set forth below.

3. AGREEMENT

NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, Lessor and Lessee agree as follows:

3.1 The above recitals are incorporated herein by reference.

3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3 The Rent Rider attached to the Lease is hereby deleted in its entirety. The parties hereby agree that the Fixed Basic Rent payable by Lessee under the Lease is as follows:

Initial Premises			
Term	$/PSF	$/Month	$/Annum
9/1/05 – 8/31/06	$10.59	$231,656.25	$2,779,875.00
9/1/06 – 8/31/07	$10.80	$236,250.00	$2,835,000.00
9/1/07 – 8/31/08	$11.02	$241,062.50	$2,892,750.00
9/1/08 – 8/31/09	$11.24	$245,875.00	$2,950,500.00
9/1/09 – 8/31/10	$11.46	$250,687.50	$3,008,250.00
9/1/10 – 8/31/11	$11.69	$255,718.75	$3,068,625.00
9/1/11 – 8/31/12	$11.92	$260,750.00	$3,129,000.00
9/1/12 – 8/31/13	$12.16	$266,000.00	$3,192,000.00

9/1/13–8/31/14	$12.40	$271,250.00	$3,255,000.00
9/1/14 – 8/31/15	$12.65	$276,718.75	$3,320,625.00
9/1/15 – 8/31/16	$12.90	$282,187.50	$3,386,250.00
9/1/16 – 8/31/17	$13.16	$287,875.00	$3,454,500.00

First Additional Premises (12/19/05 rent commencement)			
Term	$/PSF	$/Month	$/Annum
12/19/05-8/31/06	$10.59	$38,609.38	$463,312.50
9/1/06 – 8/31/07	$10.80	$39,375.00	$472,500.00
9/1/07 – 8/31/08	$11.02	$40,177.08	$482,125.00
9/1/08 – 8/31/09	$11.24	$40,979.17	$491,750.00
9/1/09 – 8/31/10	$11.46	$41,781.25	$501,375.00
9/1/10 – 8/31/11	$11.69	$42,619.79	$511,437.50
9/1/11 – 8/31/12	$11.92	$43,458.33	$521,500.00
9/1/12 – 8/31/13	$12.16	$44,333.33	$532,000.00
9/1/13– 8/31/14	$12.40	$45,208.33	$542,500.00
9/1/14 – 8/31/15	$12.65	$46,119.79	$553,437.50
9/1/15 – 8/31/16	$12.90	$47,031.25	$564,375.00
9/1/16 – 8/31/17	$13.16	$47,979.17	$575,750.00

Second Additional Premises (4/15/06 rent commencement)			
Term	$/PSF	$/Month	$/Annum
4/15/06-8/31/06	$10.59	$38,609.38	$463,312.50
9/1/06 – 8/31/07	$10.80	$39,375.00	$472,500.00
9/1/07 – 8/31/08	$11.02	$40,177.08	$482,125.00
9/1/08 – 8/31/09	$11.24	$40,979.17	$491,750.00
9/1/09 – 8/31/10	$11.46	$41,781.25	$501,375.00
9/1/10 – 8/31/11	$11.69	$42,619.79	$511,437.50
9/1/11 – 8/31/12	$11.92	$43,458.33	$521,500.00
9/1/12 – 8/31/13	$12.16	$44,333.33	$532,000.00
9/1/13– 8/31/14	$12.40	$45,208.33	$542,500.00
9/1/14 –	$12.65	$46,119.79	$553,437.50

8/31/15			
9/1/15 – 8/31/16	$12.90	$47,031.25	$564,375.00
9/1/16 – 8/31/17	$13.16	$47,979.17	$575,750.00

Upon the execution and delivery of this Agreement by both parties, Lessor shall, at its option, either refund to Lessee or provide Lessee with a credit against the Fixed Basic Rent payable by Lessee in an amount equal to $131,041.02, which amount represents the total overpayment of Fixed Basic Rent for the period commencing on the Commencement Date of the Lease through and including November 30, 2006. Lessee shall not be entitled to any further refund or credit for Fixed Basic Rent paid by Lessee prior to December 1, 2006.

The monthly installment(s) of Fixed Basic Rent for any month which is less than a full calendar month shall be prorated.

3.4 As of November 1, 2006, the following shall be effective:

(i) Section 5(a) of the Lease is hereby amended by deleting it in its entirety and substituting the following in place thereof:

"Lessee acknowledges and agrees that this is a net lease that is completely carefree to Lessor, except as expressly set out in this Lease; that Lessor is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, Building or Property, or the use and occupancy thereof, or the contents thereof, or the business carried on therein, except as expressly set out in this Lease; and that Lessee shall pay all costs, charges, expenses and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease. Lessee shall pay Lessee's Percentage of the Operating Costs relating to the Premises except as expressly set out in this Lease. Lessee, at its sole cost and expense, shall take good care of the Premises and shall not do or suffer any waste thereon. Except as set forth herein, Lessee, at its sole cost and expense, shall maintain and make all repairs and replacements to the Premises, Building and Property of every kind and nature, ordinary as well as extraordinary, foreseen as well as unforeseen, whether necessitated by legal requirements, wear, tear, obsolescence or defects, latent or otherwise, necessary to keep the Property, Building and Premises in good order and condition as a first-class property. Lessee, at its sole cost and expense, shall keep all portions of the Premises, including without limitation, the fixtures and equipment thereof and the bathrooms and the lavatory facilities contained therein in good working order and in a clean and orderly condition. Lessee, at its sole cost and expense, shall also be required to repair and maintain the Building's utility and mechanical systems, including the plumbing, electrical and heating, ventilation and air conditioning systems, except as specifically set out in this Lease. Lessee, at its sole cost and expense, shall maintain and repair, if necessary, the data center located within the Premises. Notwithstanding the foregoing, and except as set forth below, any repairs to the Property, Building and Premises that are capitalized in accordance with generally accepted accounting principles shall be performed by Lessor and included in Operating Costs pursuant to Article 23 hereof.

All repair and maintenance to the Building's utility and mechanical systems shall be performed by Lessee using contractors reasonably satisfactory to Lessor, except as expressly set out in this Lease. Lessee shall follow all service and maintenance schedules recommended by the manufacturer of such utility and mechanical equipment and in accordance with customary standards of service and maintenance followed by prudent

managers of buildings comparable to the Building. Upon Lessor's request, Lessee shall deliver to Lessor documentation reasonably satisfactory to Lessor evidencing Lessee's proper service and maintenance of the Building's utility and mechanical systems.

Notwithstanding anything contained herein to the contrary, if Lessee believes that the heating, ventilation and air conditioning system requires repairs that are capitalized in accordance with generally accepted accounting principles, Lessee shall so notify Lessor. Lessor shall promptly inspect the heating, ventilation and air conditioning system, and if Lessor determines, in its reasonable discretion, that such capital repairs are necessary, Lessor shall perform such capital repairs. The cost of such repairs by Lessor to the heating, ventilation and air conditioning system shall be capitalized in accordance with generally accepted accounting principles, and such costs shall be amortized over the lesser of (1) ten (10) years or (2) the useful life of the repair, and the cost shall be included in Operating Costs in each Lease Year for such portion of the amortization period which occurs during the Term. If Lessor determines that capital repairs to the heating, ventilation and air conditioning system are not required, then any non-capital repairs to the system shall be performed by Lessee at its sole cost and expense.

Notwithstanding anything contained herein to the contrary, Lessor shall make all repairs to the structure of the Building (which for purposes hereof, shall mean the footings, foundations, structural parts of the exterior walls (excluding windows and glass), facade and structural steel of the Building). To the extent that the costs of such structural repairs are capitalized in accordance with generally accepted accounting principles, the cost shall be borne by Lessor; otherwise, the costs of such repairs shall be included in Operating Costs pursuant to Article 23 hereof.

Lessee, at its sole cost and expense, shall make all repairs to the roof of the Building; provided, however, that if Lessee believes that the roof requires repairs that are capitalized in accordance with generally accepted accounting principles, Lessee shall so notify Lessor. Lessor shall promptly inspect the roof, and if Lessor determines, in its reasonable discretion, that such capital repairs are necessary, Lessor shall perform such capital repairs. The cost of such capital repairs by Lessor to the roof shall be allocated in accordance with the next paragraph. If Lessor determines that capital repairs to the roof are not required, then any non-capital repairs to the roof shall be performed by Lessee at its sole cost and expense. Any roof replacement shall be deemed a capital expenditure and shall be capitalized in accordance with generally accepted accounting principles.

All costs (other than structural repair costs (which are the sole responsibility of Lessor if such costs are capitalized in accordance with generally accepted accounting principles), HVAC repair costs and Lessee's Legal Compliance Waste Water Treatment Costs, as defined herein), including those required by laws and requirements of any governmental or quasi-governmental authority (except as set forth herein), that are capitalized in accordance with generally accepted accounting principles shall be performed by Lessor and included in Operating Costs for the year incurred; provided, however, if such capital expenditures for any one calendar year exceeds $175,000.00, then (i) Lessee shall pay Lessor the initial $175,000.00 of such capital expenditures in the year incurred and (ii) the balance in subsequent year(s), provided that the sum of all costs for capital repairs for which Lessee shall be responsible hereunder shall not exceed $175,000.00 in any Lease Year. Notwithstanding the foregoing, Lessee's share of the cost of capital expenditures with respect to the roof only shall not exceed in the aggregate $350,000.00. In no event shall Lessor have any obligation to reimburse Lessee for the cost of any capital repairs performed by Lessee.

Lessor shall be responsible for the maintenance, repair and replacement, if necessary, of the waste water treatment system. If the waste water treatment system requires a modification, alteration, repair or replacement to comply with any change in any law or requirement of governmental or quasi-governmental authority, then the cost of such modification, alteration, repair or replacement shall be shared by Lessor and Lessee as follows: Lessor shall bear sixty-six and 67/100 percent (66.67%) of the cost and Lessee shall bear thirty-three and 33/100 percent (33.33%) of the cost. In any event, Lessee's share of such cost shall not exceed in the aggregate One Hundred Thousand and 00/100 Dollars ($100,000.00). The costs of any modifications, alterations, repairs or replacements to the waste water treatment system, other than to comply with a change in any law or requirement of governmental or quasi-governmental authority shall be subject to the other provisions of this Article 5 (i.e., if not capitalized in accordance with generally accepted accounting principles, the cost would be included in Operating Costs in the year incurred and if capitalized in accordance with generally accepted accounting principles, it would be governed by the immediately preceding paragraph).

Notwithstanding the foregoing, Lessee shall have no obligation to pay any capital costs arising or incurred during the last year of the Term. However, any capital costs incurred by Lessor during the Term (i) to comply with any law or requirement of any governmental or quasi-governmental authority necessitated by Lessee's use (other than ordinary office use) or particular manner of use or (ii) by reason of Lessee's use of the Premises (other than the general office) or Lessee's particular manner of use of the Premises or (iii) resulting from Lessee's negligence or willful misconduct (including Lessee's failure to properly repair and maintain the Property in a first class manner) shall be entirely borne by Lessee in the year incurred without any amortization and without being subject to any cap or included in any capital expenditures subject to a cap. The term "repairs" shall include replacements, restorations, and/or renewals when necessary. All repairs made by Lessor shall be substantially equal in quality and workmanship to the original work. Except as specifically set forth herein, in no event shall Lessor have any obligation to make any repairs, replacements or alterations to the Property, Building or Premises at Lessor's expense, it being the intention of the parties hereto that Lessee assume the actual and reasonable cost of all of the repair and maintenance obligations therein.

All payments by Lessee under this Section 5(a) shall be made within thirty (30) days after Lessee's receipt of an invoice therefor. Any capital expenditures that are payable by Lessee hereunder over a period of more than one (1) year shall include interest at the annual rate of two (2) percentage points above the prime rate at the time of expenditure of JP Morgan Chase Bank (or its successor) but in no event to exceed ten percent (10%) per annum ("Interest Rate"). This interest factor shall be in addition to any annual or lifetime cap on capital expenditure payments for which Lessee is responsible hereunder.

Article 21 of the Lease is hereby deleted in its entirety.

(ii) Article 20 of the Lease is hereby amended by deleting it in its entirety and substituting the following in place thereof:

Subject to intervening laws, ordinances, regulations and executive orders, Lessor agrees as part of Operating Costs, to furnish the following:

(a) The Premises is furnished with cold water for ordinary lavatory, drinking, and office cleaning purposes. A water meter(s) has been installed which Lessee shall thereafter maintain at Lessee's expense unless such maintenance can be performed by the water

company in which case the water company shall bill Lessee directly for all maintenance expenses and Lessee shall pay for water consumed as shown on said meter at the cost charged to Lessee by the water company. Lessee, at Lessee's sole cost and expense, shall furnish rubbish removal services as required and janitorial services and cleaning of the entire Property. Lessee shall maintain and repair, as required, the exterior areas of the Building and, in connection therewith, furnish landscaping and snow removal services and otherwise keep such areas adequately lighted, reasonably clean and in good order, condition and repair.

(b) Lessor shall provide Lessee with conduits, pipes, tubes and wiring for the supply of electricity, gas, water, sewer and telephone service to the point of connection to the Premises. All services to be provided to, or which shall be necessary for the conduct of, Lessee's operations within the Premises, including, without limitation and for purposes of illustration, the furnishing of electric current and gas energy (subject, however, to the provisions of Article 6), telephone, and any other utility or service which Lessee shall deem necessary or desirable, shall be separately arranged, metered, maintained and paid for by Lessee. Lessee's utilities shall be separately metered, except as otherwise provided in this Lease. Lessee, at its sole cost and expense, shall cause the Property to be kept clean and in a good and orderly condition as befits similar buildings in Monmouth County. In the event Lessee shall employ a contractor to provide any services to the Property, such contractor (and any subcontractors) shall agree to employ only such labor as will not result in jurisdictional disputes or strikes. Lessee shall inform Lessor of the names of any contractor or subcontractor Lessee proposes to use in the Property at least fifteen (15) days prior to the beginning of work by such contractor or subcontractors.

Lessee shall be solely responsible for the management of the Property. Notwithstanding that Lessee has assumed the management obligations with respect to the Property, Lessee shall pay Lessor, as Additional Rent, a management fee in the amounts set forth on the Schedule #1 attached hereto and made a part hereof. Such management fee shall be payable in installments in the same manner as the Additional Rent pursuant to Article 23 hereof, mutatis mutandis.

(c) Lessee shall provide its own security service at its sole cost and expense. If Lessee fails to provide reasonably adequate security, Lessor shall have the right to do so, at Lessee's sole cost and expense.

Notwithstanding any provisions of this Lease, Lessor shall not be liable for failure to furnish any of the aforesaid services when such failure is due to Force Majeure, as hereinafter defined. Lessor shall not be liable, under any circumstances, including, but not limited to, that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, for loss of or injury to Lessee or to property, however occurring, through or in connection with or incidental to the furnishings of, or failure to furnish, any of the aforesaid services or for any interruption to Lessee's business, however occurring. Nothing contained herein shall be deemed a waiver of Lessee's right of constructive eviction if Lessor fails to perform its obligations under this Lease or a waiver of Lessor's default under this Lease.

(d) Lessor shall not be liable in damages or otherwise, for any delay or failure in Lessee's receiving any such utilities from the utility company(ies) and in no event shall such delay or failure, regardless of cost, constitute an eviction of Lessee or termination of this Lease.

(e) Access to the Premises is 24 hours per day each day of the year.

(f) Lessee shall have the right to obtain telecommunications service from such providers as it shall elect. Lessor shall allow such providers to establish and maintain a point of entry in the ground floor of the Building, and Lessor shall not be entitled to charge any fee as a condition to permitting access to the Building or the Premises or for establishing a point of entry in or serving Lessee or any other customers in the Building. Lessee and its service providers shall have the right to install conduits and cables from the Premises into the ground floor of the Building, through the foundation wall, across the Property and to the street or other utility right of way in order to connect with such providers, all in such manner and along such route as Lessor shall reasonably determine; provided, that Lessor may not require Lessee to share any conduit or cable of another occupant or of Lessor, and Lessee shall not be required to share its conduit or cable with another occupant or with Lessor. Any such work to the structure of the Building shall be subject to Lessor's consent as more fully set forth in Article 6 hereof.

(g) Notwithstanding anything contained herein to the contrary, if (i) the Property is sold, conveyed or otherwise transferred by Lessor, or (ii) the Property is financed, mortgaged or otherwise encumbered, or (iii) Lessee shall vacate the Property, or (iv) fifty percent (50%) or more of the Building is sublet or the Lease is assigned by Lessee to a third party (other than an affiliate of Lessee), or (v) Lessee consistently fails to manage, maintain and repair the Property as a class "A" office complex, then Lessor, upon reasonable notice to Lessee, shall have the right to reassume the management obligations of the Property as originally set forth in the Lease; in which event, this Paragraph 3.4 shall be deemed null and void and of no further force or effect, and the provisions of the Lease deleted pursuant to this Paragraph 3.4 shall be deemed reinstated and in full force and effect; provided, however, that in the case of (i) and (ii) above, the buyer or other transferee, or the lender, mortgagee or other lienor requires that Lessor reassume the management obligations of the Property.

3.5 Each of the parties hereby represents to the other that (i) there exists no default under the Lease either by Lessee or Lessor; (ii) Lessee is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to either party's obligation under the Lease.

3.6 Each of the parties represents and warrants to the other party that no broker brought about this transaction, and each party agrees to indemnify and hold the other party harmless from any and all claims of any such broker arising out of or in connection with negotiations of, or entering into of, this Agreement.

THIS AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this

Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

IN WITNESS THEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written and acknowledge one to the other they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR MACK-CALI HOLMDEL L.L.C.	LESSEE VONAGE AMERICA INC.
By: Mack-Cali Texas Property L.P., sole member By: Mack-Cali Sub XVII, Inc., general partner	
By: ________ Michael A. Grossman Executive Vice President	By: ________ Name: Michael Snyder Title: CEO

GTW

Schedule # 1

Term Management Fee	
Year	Total Management Fee
2006	$156,000.00
2007	$163,750.00
2008	$167,389.37
2009	$171,109.35
2010	$174,940.63
2011	$178,855.64
2012	$182,885.18
2013	$187,001.78
2014	$191,236.33
2015	$195,561.46
2016	$200,008.18
Through August 31, 2017	$135,841.15